Exhibit 99.1

Emmaus Life Sciences Reports Q3 2023 Financial Results

Torrance CA, November 14, 2023 - Emmaus Life Sciences, Inc. (OTCQX: EMMA), a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease, today reported on its financial condition and results of operations as of and for the three and nine months ended September 30, 2023.

Recent Highlights

“We experienced lower net revenues in the third quarter compared to the second quarter due to a shortage of finished inventory of Endari, which has been remedied, and we expect our sales to recover in this quarter. Even so, we were able to generate modest net income as we curtailed spending on activities unrelated to Endari sales,” remarked Willis Lee, Chairman of the Board and Co-president of Emmaus.

Financial and Operating Results

Net Revenues. Net revenues for the three months and nine months ended September 30, 2023 were $5.0 million and $22.5 million, respectively, compared to $4.9 million and $12.5 million, respectively, for same periods in 2022. The increased net revenues were primarily attributable to increased net revenues from sales in the Middle East North Africa (MENA) region, as well as increased U.S. sales compared to the same periods in 2022.

Operating Expenses. Total operating expenses for the three months ended September 30, 2023 were $4.8 million, compared with $5.1 million for the same period in 2022 due primarily to reduced general and administrative expenses. Total operating expenses for the nine months ended September 30, 2023 were $19.2 million, compared with $15.7 million for the same period in 2022. The increase was due to increases of $1.2 million in share-based compensation, $0.9 million in professional fees and $0.7 million in transaction costs.

Income From Operations. Income from operations for the three months ended September 30, 2023 was $0.02 million, compared to a loss from operations of $0.7 million in the same period in 2022. Income from operations for the nine months ended September 30, 2023 increased to $2.2 million, compared to a loss from operations of $5.2 million for the same period last year. The increase resulted from higher new revenues in 2023 compared to 2022.

Other Income (Expense). The company realized other income of $0.08 million for the three months ended September 30, 2023, compared to $0.2 million of other expense in the same period in 2022. Other expense for the nine months ended September 30, 2023 increased to $7.1 million from $5.6 million in the same period in 2022 due primarily to an increase of $1.7 million in interest expenses and a decrease of $1.1 million in change in fair value of conversion feature derivative, partially offset by a $1.9 million decrease in foreign exchange loss compared to Q3 2022.

Net Income (Loss). For the quarter, the company realized net income of $0.1 million, or $0.00 per share based on approximately 53.6 million weighted average basic common shares and a net loss of $0.01 per share based on approximately 138.4 million weighted average diluted common shares. This compares to a net loss of $0.4 million, or $0.01 per share based on approximately 49.6 million weighted average basic and diluted common shares for the third quarter of 2022. The decrease in net loss was primarily attributable to the increase in income from operations and decrease in other expenses discussed above.

For the nine months ended September 30, 2023, the company reported a net loss of $4.9 million, or $0.09 per share, based on approximately 52.4 million weighted average basic and diluted common shares. This compares to a net loss of $10.8 million, or $0.22 per share, based on approximately 49.4 million weighted average basic and diluted common shares for the nine months ended September 30, 2022. The decrease was primarily due to the increase in net revenues of $10.1 million, partially offset by the increase of $3.5 million in operating expenses and $1.5 million in other expenses.

Liquidity and Capital Resources. At September 30, 2023, the company had cash and cash equivalents of $1.5 million, compared with $2.0 million on December 31, 2022.

About Emmaus Life Sciences

Emmaus Life Sciences, Inc. is a commercial-stage biopharmaceutical company and leader in the treatment of sickle cell disease. Endari® (L-glutamine oral powder), indicated to reduce the acute complications of sickle cell disease in adults and children 5 years and older, is approved for marketing in the United States, Israel, Kuwait, Qatar, the United Arab Emirates, Bahrain and Oman and is available on a named patient or early access basis in France, the Netherlands, and the Kingdom of Saudi Arabia, where Emmaus’ application for marketing authorization is awaiting final action by the Saudi Food & Drug Authority. For more information, please visit www.emmausmedical.com.

About Endari® (prescription grade L-glutamine oral powder)

Endari®, Emmaus’ prescription grade L-glutamine oral powder, was approved by the U.S. Food and Drug Administration (FDA) in July 2017 for treating sickle cell disease in adult and pediatric patients five years of age and older.

Indication

Endari® is indicated to reduce the acute complications of sickle cell disease in adult and pediatric patients five years of age and older.

Important Safety Information

The most common adverse reactions (incidence >10 percent) in clinical studies were constipation, nausea, headache, abdominal pain, cough, pain in extremities, back pain, and chest pain.

Adverse reactions leading to treatment discontinuation included one case each of hypersplenism, abdominal pain, dyspepsia, burning sensation, and hot flash.

The safety and efficacy of Endari® in pediatric patients with sickle cell disease younger than five years of age has not been established.

For more information, please see full Prescribing Information of Endari® at: www.ENDARIrx.co/PI.

About Sickle Cell Disease

There are approximately 100,000 people living with sickle cell disease (SCD) in the United States and millions more globally. The sickle gene is found in every ethnic group, not just among those of African descent; and in the United States an estimated 1-in-365 African Americans and 1-in-16,300 Hispanic Americans are born with SCD.1 The genetic mutation responsible for SCD causes an individual’s red blood cells to distort into a “C” or a sickle shape, reducing their ability to transport oxygen throughout the body. These sickled red blood cells break down rapidly, become very sticky, and develop a propensity to clump together, which causes them to become stuck and cause damage within blood vessels. The result is reduced blood flow to distal organs, which leads to physical symptoms of incapacitating pain, tissue and organ damage, and early death.2

Forward-looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the trend in sales in the MENA region and in the U.S. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time, including the company’s need for related-party loans or other financing to meet its current liabilities and fund its business and operations and other factors disclosed in the company’s Annual Report on Form 10-K for the year ended December 31, 2022 and most recent Quarterly Reports on Form 10-Q, and actual results may differ materially. Such forward-looking statements speak only as of the date they are made, and Emmaus assumes no duty to update them, except as may be required by law.

Company Contact:

Emmaus Life Sciences, Inc.

Willis Lee

Chairman and Co-president

(310) 214-0065, Ext. 1130

wlee@emmauslifesciences.com

(Financial Tables Follow)

[1]	Source: Data & Statistics on Sickle Cell Disease – National Center on Birth Defects and Developmental Disabilities, Centers for Disease Control and Prevention, December 2020.
[2]	Source: Committee on Addressing Sickle Cell Disease – A Strategic Plan and Blueprint for Action -- National Academy of Sciences Press, 2020.

Emmaus Life Sciences, Inc.

Condensed Consolidated Statement of Operations and Comprehensive Income Loss

(In thousands, except share and per share amounts) (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2023	2022	2023	2022
Revenues, Net	$5,018	$4,939	$22,530	$12,460
Cost of Goods Sold	214	540	1,151	1,943
Gross Profit	4,804	4,399	21,379	10,517
Operating Expenses	4,780	5,059	19,194	15,685
Income (Loss) from Operations	24	(660)	2,185	(5,168)
Total Other Income (Expenses)	81	234	(7,074)	(5,613)
Net Income (Loss)	67	(391)	(4,942)	(10,825)
Comprehensive Loss	(1,322)	(2,957)	(3,826)	(16,475)
Net Income (Loss) Per Share - Basic	$0.00	$(0.01)	$(0.09)	$(0.22)
Net Loss Per Share - Diluted	$(0.01)	$(0.01)	$(0.09)	$(0.22)
Weighted Average Common Shares Outstanding - Basic	53,637,554	49,558,501	52,414,903	49,397,690
Weighted Average Common Shares Outstanding - Diluted	138,375,065	49,558,501	52,414,903	49,397,690

Emmaus Life Sciences, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	As of
	September 30, 2023 (Unaudited)	December 31, 2022
Assets
Current
Assets:
Cash and cash equivalents	$1,505	$2,021
Accounts receivable, net	4,587	375
Inventories, net	1,650	2,379
Prepaid expenses and other current assets	1,515	1,514
Total Current Assets	9,257	6,289
Property and equipment, net	60	75
Equity method investment	17,737	18,828
Right of use assets	2,510	2,799
Investment in convertible bond	17,596	19,971
Other Assets	293	263
Total Assets	$47,453	$48,225

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued expenses	$16,285	$13,549
Conversion feature derivative, notes payable	1,251	3,248
Notes payable, current portion	8,488	6,814
Convertible notes payable, net of discount	15,819	14,655
Other current liabilities	19,074	16,057
Total Current Liabilities	60,917	54,323
Notes payable, less current portion	156	380
Other long-term liabilities	22,710	27,613
Total Liabilities	83,783	82,316
Stockholders’ Deficit	(36,330)	(34,091)
Total Liabilities & Stockholders’ Deficit	$47,453	$48,225

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